Consent of Independent Accountants


To the Board of Directors

 Preferred Income Fund Incorporated:

We consent to the incorporation by reference in Amendment No. 9 to the Registration Statement of Preferred Income Fund Incorporated on Form N-2 (File No. 811-06179) of our report dated January 3, 1997, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to shareholders for the fiscal year ended November 30, 1996, which is incorporated by reference in the Amendment to the Registration Statement.

Boston, Massachusetts                           Coopers & Lybrand L.L.P.
March 24, 1997                                  /s/ Coopers & Lybrand L.L.P.